UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                           (Amendment No.   5  )*

                     ADVANCED MARKETING SERVICES, INC.
                             (Name of Issuer)

                  Common Stock, Par Value $0.001 Per Share
                      (Title of Class of Securities)

                                0753T 10 5
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER: 00753T 10 5             13G

1. NAME OF REPORTING PERSON:  Loren Carl Paulsen, as Trustee under
                              Revocable Trust UTD May 13, 1987
						Social Security or IRS ID:  ###-##-####

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                     Not Applicable                       (b)

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORIGIN:   U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5. SOLE VOTING POWER:         887,540

     6. SHARED VOTING POWER:           -0-

     7. SOLE DISPOSITIVE POWER:    887,540

     8. SHARED DISPOSITIVE POWER:      -0-

9. AGGREGATE AMOUNT BENEFICIALLY
     OWNED BY EACH REPORTING PERSON:    946,500 (includes 58,960 owned by
                                        Paulsen Children Trust of which Mr.
                                        Paulsen is not a trustee)

10. CHECK BOX IF THE AGGREGATE AMOUNT
     IN ROW (9) EXCLUDES CERTAIN SHARES:     Not Applicable

11. PERCENT OF CLASS REPRESENTED
     BY AMOUNT IN ROW 9:           17.4%

12. TYPE OF REPORTING PERSON:      Individual (as Trustee)

Item 1 (a)     Name of Issuer: Advanced Marketing Services, Inc.

Item 1 (b)	Address of Issuer's Principal Executive offices:
			5880 Oberlin Dr., Suite 400, San Diego, California  92121-
               9653

Item 2 (a)	Name of Person Filing:	Loren Carl Paulsen (as Trustee)

Item 2 (b)	Address of Principal Business Office:
			5880 Oberlin Dr., Suite 400, San Diego, California
			92121-9653

Item 2 (c)	Citizenship:	U.S.A.

Item 2 (d)	Title of Class of Securities:		Common Stock

Item 2 (e)	CUSIP Number:		00753T 10 5

Item 3 (c)	Statement filed Pursuant to Rules 13d-1(b) or 13d-2(b):
			Not applicable.

Item 4 (a)	Amount Beneficially Owned:	946,500

Item 4 (b)	Percent of Class:   17.4%

Item 4 (c)	Number of shares as to which reporting person has:
			   (i)	sole power to vote or to direct the vote:
					887,540
			  (ii)    shared power to vote or to direct the vote: 0
			 (iii)    sole power to dispose or to direct the
				     disposition of :     887,540
			  (iv)    shared power to dispose or to direct the
                         disposition of:  0

Item 5		Ownership of 5% or Less of a Class:	Not applicable

Item 6		Ownership of More that 5% on Behalf of Another Person:
			Not applicable

Item 7		Identification and Classification of the Subsidiary which
               acquired the Security being reported on by the Parent Holding Company: Not applicable

Item 8		Identification and Classification of Members of the Group:
			Not applicable

Item 9		Notice of Dissolution of Group:   Not applicable

Item 10		Certification:   Not applicable

                                 SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 14, 1995
							Loren Carl Paulsen, Trustee